                                                                    Exhibit 3.1

                               STATE OF DELAWARE                         PAGE 1

                       OFFICE OF THE SECRETARY OF STATE

                       --------------------------------

      I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF

DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF ""DATA DIMENSIONS, INC.'', FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF SEPTEMBER, A.D. 1991, AT 9 0'CLOCK A.M.









                               [SEAL]    /s/ EDWARD J. FREEL
                                        ---------------------------
                                        EDWARD J. FREEL, SECRETARY OF STATE

0696915 8100                            AUTHENTICATION:     7609338

950184728                                         DATE:     08-15-95

                                SAME DAY SERVICE




         DATE SUBMITTED   9-27-91
                       ------------------

FILED BY:   INCORPORATING SERVICES, LTD             FILE DATE    9-27-91
          -----------------------------                       ---------------
            Barbara
          -----------------------------             TIME           0900
             P.O. BOX 899                                     ---------------
          -----------------------------
             DOVER, DE 19903-0899                   FILER'S NO.    9008413
          -----------------------------                        --------------



NAME OF COMPANY DATA  DATA DIMENSIONS, INC.
                      -------------------------------------------------------


                                                FILE NUMBER    06969-15
                                                             -----------

TYPE OF DOCUMENT       Amendment                    SECTION NO.
                 ---------------------------                     ------------

        CHANGES NAME
                     ----------------------
        CHANGES AGENT/OFFICE
                              -------------
        STOCK $
               ----------------------------
           TO $
               ----------------------------

      Franchise Tax $
------                ---------------------



                                           Filing Tax-Fee $
                                                            ------------------

                                   Receiving and Indexing $
                                                            ------------------

                             NO.         Certified Copies $
                                 -------                    ------------------

                             NO.   2   PAGES (If prepared
                               -------
                                by the Division of Corp.) $ ------------------

OTHER                                                     $
     ----------------------------------------------------   ------------------
OTHER                                                     $
     ----------------------------------------------------   ------------------

                                                 TOTAL    $ ------------------



     STATE OF DELAWARE
     SECRETARY OF STATE
  DIVISION OF CORPORATIONS
RECEIVED 01:15 PM 09/27/1991

9'  05151

                                                          SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
                                                    FILED 09:00 AM 09/27/1991
                                                         912705151 - 696915


                           CERTIFICATE OF AMENDMENT
                                       OF
                           CERTIFICATE OF INCORPORATION
                                       OF
                             DATA DIMENSIONS, INC.




           PURSUANT TO SECTION 242 OF THE GENERAL CORP0RATION LAW
                          OF THE STATE OF DELAWARE


    I, Larry Martin, President and Chief Executive Officer and Secretary of Data Dimensions, Inc. a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 242 thereof, DO HEREBY CERTIFY:

     FIRST: That the amendment to the Corporation's Certificate of Incorporation set forth in the following resolutions have been approved by the Corporation's Board of Directors and stockholders and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


     "RESOLVED, that the Certificate of Incorporation of the Corporation be amended by striking Articles THIRD and FOURTH in their entirety and substituting in lieu and in place thereof the following:

     THIRD: The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

     FOURTH:

          A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-three million
(23,000,000), consisting of:


                  (1) twenty million (20,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock"); and

                  (2) three million (3,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock").

           B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights to the shares of each such series and any qualifications, limitations or restrictions thereon; and to increase or decrease the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series should be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolutions originally fixing the number of shares of such series.

     The first series of Preferred Stock shall be designated "Series A Preferred Stock," which series shall consist of 3,000,000 shares. The powers, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon the shares of the Series A Preferred Stock are as follows:

     1. DIVIDEND PROVISIONS. The holders of shares of Series A Preferred Stock shall be entitled, when and as declared by the Board of Directors, to cash dividends out of funds legally available therefor, in the annual amount of $0.0125 per share, as adjusted to reflect stock splits, stock dividends, recapitalizations and the like, prior to the declaration, setting aside or payment of any dividend to the holders of the corporation's Common Stock, payable quarterly on the thirtieth day of January, April, July and October in each year, unless such date is not a business day, in which event on the next business day, commencing on the first such date after the issuance of the Series A Preferred Stock, to holders of record on such dates. Dividends shall be cumulative. Dividends shall accrue on each share of Series A Preferred Stock from the date of issue thereof. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears. Dividends payable on the Series A Preferred Stock for any period less than a full quarter shall be computed on the basis of a 365 or 366 day year, as the case may be, and paid for the actual number of days elapsed.

     If in any quarter-yearly dividend period, dividends in the annual amount of $0.0125 per share shall not have been declared and paid or set apart for payment on all outstanding shares of Series A Preferred Stock for such quarter-yearly dividend period and all preceding quarter-yearly dividend periods from and after the first day from which dividends are cumulative, then, until the aggregate deficiency shall be declared and fully paid or set apart for payment, the Corporation shall not (i) declare or pay or set apart for payment any dividends or make any other distribution on the common stock or any other capital stock or securities having an equity interest in the Corporation ranking junior to or on a parity with the Series A Preferred Stock with respect to the payment of dividends or distribution of assets on liquidation, dissolution or winding up of the Corporation (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock or any other capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock with respect to the payment of dividends or distribution of assets on liquidation, dissolution or winding up of the Corporation), or

(ii) make any payment on account of the purchase, redemption, other retirement or acquisition of any common stock or any other capital stock or securities having an equity interest in the Corporation ranking junior to or on a parity with the Series A Preferred Stock with respect to the payment of dividends or distribution of assets on liquidation, dissolution or winding up of the Corporation.

     2.  LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the assets and funds of this Corporation available for distribution to stockholders shall be distributed as follows:

                  (i) The holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets and funds of this corporation to the holders of Common Stock, by reason of their ownership thereof an amount per share equal to $0.25 for each outstanding share of Series A Preferred Stock, subject to adjustment for stock splits, stock dividends, recapitalizations and the like, plus any declared but unpaid dividends on such share.

     If upon the occurrence of any liquidation, dissolution or winding up of this Corporation the assets and funds available for distribution among the holders of the Series A Preferred Stock pursuant to this subsection (i) shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the aggregate liquidation preference to which such holder would be entitled under this subsection (i) if the full aforesaid preferential amount were available for distribution.

                 (ii) After the distributions described in subsection (i) above have been paid, the remaining assets and funds of the Corporation available for distribution to stockholders shall be distributed pro rata among the holders of Common Stock and Series A Preferred Stock (on an as converted into Common Stock basis).

          (b) A consolidation or merger of this Corporation with or into any other corporation or corporations pursuant to which more than 50% of the voting power of the Corporation is transferred to third parties, or a sale, conveyance or disposition of all or substantially all of the assets of this Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2.

         (c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash or securities, competent independent appraisers reasonably acceptable to the Corporation and the holders of at least a majority of the then outstanding shares of

Series A Preferred Stock shall promptly be engaged to determine the value of the assets to be distributed to the holders of shares of Series A Preferred Stock. In the event of any transaction described under subsection 2(b), any securities to be delivered to the holders of the Series A Preferred Stock shall be valued as follows:

          (i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing.

          (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three (3) days prior to the closing.

If there is no active market, or if the securities are subject to investment letter or other similar restrictions on free marketability, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the then outstanding shares of Series A Preferred Stock which would be entitled to receive such securities.

     3. CONVERSION. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

       (a) OPTIONAL AND AUTOMATIC CONVERSION.

          (i) Subject to subsection (c) below, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.25 (the "Original Series A Issue Price") by the Conversion Price at the time in effect for such share. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection (c) below.

          (ii) Each outstanding share of Series A Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price at the time in effect for such Series A Preferred Stock on the second anniversary of the first date of issuance of shares of Series A Preferred Stock.

     (b) MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice by mail, postage prepaid, to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

     (c) CONVERSION PRICE ADJUSTMENTS. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

          (i) In case the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding Common Stock, the Conversion Price of the Series A Preferred
Stock in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Conversion Price of the Series A Preferred Stock in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

          (ii) If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this
Section 3), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation, or otherwise, to which a holder of Common Stock deliverable upon conversion of the Series A Preferred Stock would have been entitled upon such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the conversion price for the Series A Preferred stock then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (iii) Subject to subsection (c)(iv) below, upon the issuance by the Corporation of Common Stock, or any right or option to purchase Common Stock or securities convertible into or exchangeable for Common Stock, or any option to purchase or right to subscribe for any security convertible into or exchangeable for

Common Stock, for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the time of such issuance and sale other than an issuance of stock or securities pursuant to subsection (i) of this subsection (c), then forthwith upon such issue or sale, the Conversion Price for the Series A Preferred Stock shall be reduced to the price (calculated to the nearest cent) determined by dividing:

          (A) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price for the Series A Preferred Stock, as the case may be, (y) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or any securities of the Corporation outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price for the Series A Preferred Stock, and (z) an amount equal to the aggregate "consideration actually received" by the Corporation upon such issue or sale, by

          (B) the sum of the number of shares of Common Stock outstanding immediately after such issue or sale and the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any securities of the corporation outstanding immediately after such issue or sale.

     (iv) For purposes of subsection (c)(iii) above, the following provisions shall be applicable:

          (A) In the case of an issue or sale for cash of shares of Common Stock, the "consideration actually received" by the Corporation therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid by the corporation.

          (B) In the case of the issuance (otherwise than upon conversion or exchange of obligations or shares of stock of the Corporation) of additional shares of Common Stock for a consideration other than cash or a consideration partly other than cash, the amount of the consideration other than cash received by the Corporation for such shares shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors.

          (C) In the case of the issuance by the Corporation in any manner of any rights to subscribe for or to purchase shares of Common Stock, or any options for the purchase of shares of Common Stock or securities convertible into Common Stock, all shares of Common Stock or securities convertible into Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed "outstanding" as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock or securities convertible into Common Stock covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, shall be deemed to be the "consideration actually received" by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

          (D) In the case of the issuance or issuances by the corporation in any manner of any obligations or of any securities of the Corporation that shall be convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or securities shall be deemed issued as of the date such obligations or securities are issued, and the amount of the "consideration actually received" by the Corporation for such additional shares of Common Stock shall be deemed to be the total of (X) the amount of consideration received by the corporation upon the issuance of such obligations or securities, as the case may be, plus (Y) the minimum aggregate consideration, if any, other than such obligations or securities, receivable by the Corporation upon such conversion or exchange, except in adjustment of dividends.

          (E) The amount of the "consideration actually received" by the Corporation upon the issuance of any rights or options referred to in subsection (C) above or upon the issuance of any obligations or securities which are convertible or exchangeable as described in subsection (D) above, and the amount of the consideration, if any, other than such obligations or securities so convertible or exchangeable, receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in subsections (A) and (B) above with respect to the consideration received by the corporation in case of the issuance of additional shares of Common Stock; PROVIDED, HOWEVER, that if such obligations or securities so convertible or exchangeable are issued in payment or satisfaction of any dividend upon any stock of the Corporation other than Common Stock the amount of the "consideration actually received" by the Corporation upon the original issuance of such obligations or securities so convertible or exchangeable shall be deemed to be the value of such obligations or securities, as of the date of the adoption of the resolution declaring such dividend, as determined by the Board of Directors at or as of that date. On the expiration of any rights or options referred to in subsection (C), or the termination of any right of conversion or exchange referred to in subsection (D), or any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or exchange of such convertible or exchangeable securities, the Conversion Price for the Series A Preferred Stock then in effect shall forthwith be readjusted to such Conversion Price for the Series A Preferred Stock as would have obtained had the adjustments made upon the issuance of such option, right or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered or to be delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

          (F) Anything herein to the contrary notwithstanding, the corporation shall not be required to make any adjustment of the Conversion Price for the Series A Preferred Stock in the case of the grant of options to purchase, or the issue of shares of, Common Stock to employees, consultants, vendors and directors pursuant to plans or arrangements approved by the Corporation's Board of Directors, and which grants or issuances also are approved by the Corporation's Board of Directors.

          (G) For purposes hereof, the Conversion Price for the Series A Preferred Stock shall be determined and reduced only once with respect to any offering of this Corporation's securities for financing purposes, provided all closings with respect to any such offering occur within a period of no more than 60 days from the first closing of such offering. Securities offered by this Corporation shall be considered part of a single offering only if the securities are of the same class and series and only if issued at an identical price per share.

     (v) This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this subsection (c) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

     (d) NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

          (i) No fractional shares shall be issued upon conversion of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 3, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred Stock at the time in effect and (C) the number of shares of

Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

     (e) NOTICES OF RECORD DATE. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right. Failure to give such notice shall not in any way affect the legality of such transaction.

     (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     (g) NOTICES. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

4. VOTING RIGHTS. The holder of each share of Series A Preferred Stock shall be entitled to such number of votes for the Series A Preferred Stock held by him on the record date fixed for any meeting of stockholders or on the effective date of any written consent, as shall be equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, shall be entitled, notwithstanding any provisions hereof, to notice of any stockholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any questions upon which holders of Common Stock have the right to vote.

   5. STATUS OF CONVERTED STOCK. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation.
The Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

   RESOLVED FURTHER, that the Certificate of Incorporation be amended by adding as a new Article TWELFTH the following:

   TWELFTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for beach of fiduciary duty as a director, except or liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

   If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

   Any repeal or modification of the foregoing provisions of this Article TWELFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."

   IN WITNESS WHEREOF, Data Dimensions, Inc. has caused this Certificate of Amendment to be executed and attested by its duly authorized officers on this 27th day of September, 1991.


                                              /s/ Larry W. Martin
                                              -------------------------------
                                              Larry W. Martin, President and
                                              Chief Executive Officer


ATTEST:


/s/Larry W. Martin
-----------------------
Larry W. Martin, Secretary

                                  STATE OF DELAWARE
                            OFFICE OF THE SECRETARY OF STATE


I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "DATA DIMENSIONS, INC.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF SEPTEMBER, A.D. 1987, AT 9 O'CLOCK A.M.

                [State of Delaware Official Seal]






                                        /s/ Edward J. Freel
            [Secretary's Office Seal]   -----------------------------------
                                        Edward J. Freel, Secretary of State

                                        AUTHENTICATION:  7609337
                                                  DATE:  08-15-95

           DATE SUBMITTED___________

FILED BY:  McDerMott, Will & Emery          FILE DATE  September 8, 1987
           --------------------------                  -----------------------
           2049 Century Park East            TIME       9 AM
           --------------------------            ------------------------------
           Suite 699
           -------------------------
           Los Angeles, CA 90067             FILER'S NO.----------------------
           --------------------------

NAME OF COMPANY     DATA DIMENSIONS, INC
                --------------------------------------------------------------
                                          FILE NUMBER  0696915
                                                       -----------------------
TYPE OF DOCUMENT  Amendment               SECTION NO.  242
                -----------------------                -----------------------

                CHANGES NAME
                             -------------------
                CHANGES AGENT/OFFICE
                                     -----------
                STOCK $  700,000
                      --------------------------
                   TO $  2,000,000
                      --------------------------
                FRANCHISE TAX $
     -----------              ------------------

                                           Filing Fee Tax  $  130
                                                           -------------------
                                   Receiving and Indexing  $  25
                                                           -------------------
                                   No. 2 Certified Copies  $  20
                                     ----                  -------------------
                                   No.   PAGES (If prepared
                                      ---  by the Division
                                           of Corp.)       $__________________

OTHER________________________________________________      $__________________

OTHER________________________________________________      $__________________

                                              TOTAL        $__________________

                               CERTIFICATE OF AMENDMENT
                                           OF
                              CERTIFICATE OF INCORPORATION


    Data Dimension, Inc., a corporation organized and existing under and by virtue of General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY:

          FIRST: That at a meeting of the Board of Directors of Data Dimension, Inc., resolutions were adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended said Article shall be and read as follows:

          "FOURTH: THE TOTAL NUMBER OF SHARES OF STOCK WHICH THE CORPORATION SHALL HAVE AUTHORITY TO ISSUE IS TWENTY MILLION (20,000,000) AND THE PAR VALUE OF EACH SUCH SHARE IS TEN CENTS ($.10) AMOUNTING IN THE AGGREGATE TO TWO MILLION DOLLARS ($2,000,000.00)."

          SECOND: That thereafter, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with
Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



                                 -

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said Data Dimensions, Inc. has caused this certificate to be signed by William R. Brown, its President, and John E. Flood, Jr., its Secretary, this 2nd day of June, 1987.

                                       DATA DIMENSIONS, INC.

                                       BY: /s/ William R. Brown
                                          ---------------------
                                          William R. Brown
                                          President

                                   ATTEST: /s/ John E. Flood, Jr.
                                          -----------------------
                                          John E. Flood, Jr.
                                          Secretary/Treasurer

                          [STATE OF DELAWARE SEAL]
                             STATE OF DELAWARE
                        OFFICE OF SECRETARY OF STATE


     I, MICHAEL HARKINS, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY that the above and foregoing is a true and correct copy of Certificate of Change of Location of Registered Office of the companies represented by "The Corporation Trust Company", as it applies to "DATA DIMENSIONS, INC.", as received and filed in this office the twenty-seventh day of July, A.D. 1984, at 4:30 o'clock P.M.



                In Testimony Whereof, I have hereunto set my hand and official seal at Dover this twenty-eighth day of August in the year of our Lord one thousand nine hundred and eighty-seven.


[OFFICIAL SEAL]                        /s/ Michael Harkins
                                       -------------------
                                       Michael Harkins, Secretary of State


Form 122

CERTIFICATE OF CHANGE OF ADDRESS OF
REGISTERED OFFICE AND OF REGISTERED AGENT
PURSUANT TO SECTION 134 OF TITLE 8 OF THE DELAWARE CODE

To: DEPARTMENT OF STATE
Division of Corporations
Townsend Building
Federal Street
Dover, Delaware 19903

     Pursuant to the provisions of Section 134 of Title 8 of the Delaware Code, the undersigned Agent for service of process, in order to change the address of the registered office of the corporations for which it is registered agent, hereby certifies that:

     1.  The name of the agent is:          The Corporation Trust Company'

     2.  The address of the old registered office was:
                          100 West Tenth Street
                          Wilmington, Delaware 19801

     3.  The address to which the registered office is to be changed is:
                          Corporation Trust Center
                          1209 Orange Street
                          Wilmington, Delaware 19801

         The new address will be effective on July 30, 1984.

     4. The names of the corporations represented by said agent are set forth on the list annexed to this certificate and made a part hereof by reference.


          IN WITNESS WHEREOF, said agent has caused this certificate to be signed on its behalf by its Vice-President and Assistant Secretary this 25th day of July, 1984.


                                       THE CORPORATION TRUST COMPANY
                                       -----------------------------
                                         (Name of Registered Agent)



                                       By /s/ Virginia Colwell
                                          --------------------------
                                               (Vice-President)



ATTEST:

/s/ (illegible signature)
------------------------
 (Assistant Secretary)

                             STATE OF DELAWARE                           PAGE 1
                     OFFICE OF THE SECRETARY OF STATE

                     --------------------------------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE COURT ORDERED CERTIFICATE OF AMENDMENT OF "DATA DIMENSIONS, INC.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF DECEMBER, A.D. 1983, AT 9 O'CLOCK A.M.

                       [SEAL OF STATE OF DELAWARE]


                               [SEAL]  /s/ Edward J. Freel
                                       -----------------------------------
                                       Edward J. Freel, Secretary of State

0696915  8100                          AUTHENTICATION:   7609336
950184728                                        DATE:   08-15-95

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                      (PURSUANT TO DELAWARE CORPORATION LAW
                      TITLE 8, SECTION 303 OF THE DELAWARE
                                      CODE)

DATA DIMENSIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: On November 19, 1981, Data Dimensions, inc. ("DDI") filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code ("Bankruptcy Code") with the United States Bankruptcy Court for the District of Connecticut, Bridgeport, Division.

SECOND: That subsequent thereto, DDI filed with the United States Bankruptcy Court for the District of Connecticut, Bridgeport Division, a Plan of Reorganization and Disclosure Statement.

THIRD: That subsequent thereto, DDI filed with the United States Bankruptcy Court for the District of Connecticut, Bridgeport Division, an Amended Plan of Reorganization and an Amended Disclosure Statement.

FOURTH: That subsequent thereto, and on or about December 3, 1983, DDI filed with the United States Bankruptcy Court for the District of Connecticut, Bridgeport Division, a Consolidated Amended Plan of Reorganization with Changes Pursuant to Court Hearing November 22, 1983, (a copy of which is attached hereto as EXHIBIT B) as well as a Consolidated Amended Disclosure Statement with Changes pursuant to court hearing November 22, 1983 (a copy of which is attached hereto as EXHIBIT C) wherein its Plan of Reorganization, providing for an increase in the number of the Company's authorized shares of common stock to 7,000,000 was presented to the court.
---------

FIFTH: That on December 15, 1983, DDI submitted to the United States Bankruptcy Court for the District of Connecticut, Bridgeport Division, Certification of Votes, wherein the Company certified to the court and the shareholders of the Company voted in favor of the Plan of Reorganization (see EXHIBIT D).

SIXTH: That on December 15, 1983, the United States Bankruptcy Court for the District of Connecticut, Bridgeport Division, Alan H. W. Shiff, United States Bankruptcy Court judge presiding, issued an order confirming the Consolidated Amended Plan of Reorganization with Changes Pursuant to Court Hearing November 22, 1983 approving the plan and specifically noting that the plan had been accepted in writing by the equity security holders whose acceptance is required by law. (see EXHIBIT A attached hereto which is a certified copy of said order).

SEVENTH: That the resolution setting forth the proposed amendment, as approved by the shareholders pursuant to the Consolidated Amended Plan of Reorganization and Consolidated Amended Disclosure Statement as approved by the Bankruptcy Court pursuant to Section 303 of the Delaware Code, is as follows:

          RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered Fourth so that as amended, said Article shall be and read as follows:

          "FOURTH: THE TOTAL NUMBER OF SHARES OF STOCK WHICH THE CORPORATION SHALL HAVE AUTHORITY TO ISSUE IS SEVEN MILLION (7,000,000) AND THE PAR VALUE OF EACH OF SUCH SHARES IS TEN CENTS ($.10) AMOUNTING IN THE AGGREGATE TO SEVEN HUNDRED THOUSAND DOLLARS ($700,000.00)".

EIGHT: THAT SAID AMENDMENT WAS DULY ADOPTED IN ACCORDANCE WITH THE PROVISIONS OF
SECTION 303 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE.

NINTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Data Dimensions, Inc. has changed its corporate seal to be hereunto affixed and this Certificate to be signed by Lester M. Gottlieb, its President, and Victor F. Donnelly, its Secretary.

Dated at Norwalk, Connecticut this 27th day of December, 1983.

                                   DATA DIMENSIONS, INC.



                                   /s/ Lester M. Gottlieb
                                   --------------------------------------------
                                   Lester M. Gottlieb
                                   Its President


                                   /s/ Victor F. Donnelly
                                   --------------------------------------------
                                   Victor F. Donnelly
                                   Its Secretary/Treasurer

                                    EXHIBIT A

BK 14
(Rev 1979)


                    UNITED STATES BANKRUPTCY COURT

                   FOR THE DISTRICT OF CONNECTICUT


     I, Dorothy Watts, Deputy Clerk of Bankruptcy Court in and for said District, do hereby certify that the attached copy of Order Confirming Plan
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
in the case of DATA DIMENSIONS, INC. a/k/a DDEC of Texas, Inc.
_______________________________________________________________________________
debtor No. 5-81-01236 has been compared with the original thereof and that it is a complete and correct copy of such original as it appears of record and on file in my office.

     In testimony whereof I have hereunto set my hand at Bridgeport, Connecticut in said District, this 27th day of December 1983


[SEAL]                                                   [name]

                                                         /s/ DOROTHY WATTS


SEAL OF THE U.S. BANKRUPTCY COURT

Date of issuance  December 27, 1983

                         UNITED STATES BANKRUPTCY COURT

                            DISTRICT OF CONNECTICUT

In re:

                                                 Bankruptcy Case No.
DATA DIMENSIONS, INC.                                 5-81-01236
a/k/a DDEC of Texas, Inc.                             Chapter 11

     Debtor

                             ORDER CONFIRMING PLAN

     The "Consolidated Amended Plan of Reorganization with Changes Pursuant to Court Hearing November 22, 1983," incorporating all amendments and modifications of the plan under Chapter 11 of the Bankruptcy Code originally filed by the debtor on October 27, 1983, and summary thereof having been transmitted to creditors and equity security holders; and

     It having been determined after hearing or notice that:

          1. The (illegible) has been accepted by among the creditors and equity security holders which acceptance is required by law; and

          2. The provisions of chapter 11 of the Bankruptcy Code have been complied with, and the plan has been proposed in good faith and not by any means (illegible); and

          3. Each holder of a claim or (illegible) accepted the plan or will receive or retain with the plan property of a value, as of the effectiveness of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under chapter 7 of the Code on such date; and

          4. All payments made or promised by the debtor or by a person issuing such securities or acquiring property under the plan or by any other person for services or for costs and expenses in, or in connection with, the plan and incident to the case, have been fully disclosed to the court and are reasonable or, if to be fixed after confirmation of the plan, will be subject to the approval of the court; and

          5. The identity, qualifications, and affiliations of the persons who are to be directors or officers of the debtor after confirmation of the plan have been fully disclosed, and the appointment of such persons to such offices, or their continuance therein, is equitable, and consistent with the interests of the creditors and equity security holders and with public policy; and

          6. The identity of any insider that will be employed or retained by the debtor and his compensation has been fully disclosed; and

          7. Confirmation of the plan is not likely to be followed by the liquidation, or the need for further reorganization, of the debtor or any successor to the debtor under the plan.


IT IS ORDERED THAT:

     The consolidated Amended Plan of Reorganization with Changes Pursuant to Court Hearing November 22, 1983, a copy of which plan is attached hereto, is confirmed.


Dated at Bridgeport, Connecticut this 15th day of December, 1983.


                                             By the Court

                                             /s/  ALAN H. W. SHIFF
                                             ------------------------------
                                             Alan H. W. Shiff
                                             United States Bankruptcy Judge

                                   EXHIBIT B
                                   ---------

                                    EXHIBIT B


                         UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF CONNECTICUT


-------------------------------------
In re:                               )
                                     )       Bankruptcy Case No.
     DATA DIMENSIONS, INC., a/k/a    )       5-81-01236
     DDEC OF TEXAS, INC.,            )
                                     )       Chapter 11
                         Debtor      )       October 25, 1983
-------------------------------------

                   CONSOLIDATED AMENDED PLAN OF REORGANIZATION
                     WITH CHANGES PURSUANT TO COURT HEARING
                                NOVEMBER 22, 1983

     Data Dimensions, Inc., debtor and debtor in possession, ("Debtor") proposes the following amended plan of reorganization ("Plan") pursuant to Section 1121(a) of Chapter 11 of Title 11, United States Code ("Bankruptcy Code").

                                    ARTICLE 1
                                   DEFINITIONS

     1. "Bankruptcy Court" is defined to mean United States Bankruptcy Court for the District of Connecticut, Bridgeport Division ("Bankruptcy Court").

                         UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF CONNECTICUT

-------------------------------------
In re:                               )
                                     )       Bankruptcy Case No.
     DATA DIMENSIONS, INC., a/k/a    )       5-81-01236
     DDEC OF TEXAS, INC.,            )
                                     )       Chapter 11
                         Debtor      )       October 25, 1983
-------------------------------------


                   CONSOLIDATED AMENDED PLAN OF REORGANIZATION
                     WITH CHANGES PURSUANT TO COURT HEARING
                                NOVEMBER 22, 1983

     Data Dimensions, Inc., debtor and debtor in possession, ("Debtor") proposes the following amended plan of reorganization ("Plan") pursuant to Section 1121(a) of Chapter 11 of Title 11, United States Code ("Bankruptcy Code").

                                    ARTICLE 1
                                   DEFINITIONS

     1. "Bankruptcy Court" is defined to mean United States Bankruptcy Court for the District of Connecticut, Bridgeport Division ("Bankruptcy Court").

     2. "Claim" is defined to mean claim as finally allowed by the Bankruptcy Court.

     3. "Effective Date" is defined to mean within ten days of the date when the order confirming the Plan becomes final and non-appealable.

     4. "Petition" is defined to mean the Debtor's voluntary petition for reorganization under the Bankruptcy Code filed with the Bankruptcy Court on November 19, 1981.

     5. "Closing" is defined to mean the closing of the sale of assets by Antaeus Personnel Services Corporation ("Antaeus") to the Debtor.

                                    ARTICLE 2
                     CLASSIFICATION OF CLAIMS AND INTERESTS

     CLASS 1A: ADMINISTRATIVE CLAIMS: all claims entitled to priority pursuant to Sections 503(b) and 507(a)(1) of the Bankruptcy Code.

     CLASS 1B: PRIORITY WAGE CLAIMS:  all claims entitled to priority under
               Section 507(a)(3) of the Bankruptcy Code.

     CLASS 1C: PRIORITY TAX CLAIMS UNDER $4,000: all claims of state and local taxing authorities under $4,000 entitled to Priority under Section 507(a)(6) of the Bankruptcy Code.

     CLASS 1D: PRIORITY TAX CLAIMS OVER $4,000: all claims of state and local taxing authorities over $4,000 entitled to priroity under Section 507(a)(6) of the Bankruptcy Code.

     CLASS 2:  Datapoint Corporation

     CLASS 3:  Unsecured Claims in an amount of $1,000 or less.

     CLASS 4:  Unsecured Claims in an amount over $1,000.

     CLASS 5:  Interests of holders of the Debtor's common stock.

                                    ARTICLE 3
                       TREATMENT OF CLASSES UNDER THE PLAN

     CLASS 1A AND CLASS 1B

     All ADMINISTRATIVE CLAIMS and PRIORITY WAGE CLAIMS shall be paid: (a) in full upon the later of (i) the Effective date; (ii) the date when an order of the Bankruptcy Court allowing any such claim is final and non-appealable, or
(iii) when any such claim would be due in the ordinary course of business; or
(b) upon such terms as may be agreed upon between any such holder of an Administrative Claim or Priority Claim and the Debtor.

     IMPAIRMENT:  Class 1A and Class 1B are not impaired under the Plan.

     CLASS 1C:

     PRIORITY TAX CLAIMS OF $4,000 AND UNDER shall be paid in full by a cash payment on the Effective Date.

     IMPAIRMENT:  Class 1C is not impaired under the Plan.

     CLASS 1D:

     PRIORITY TAX CLAIMS IN EXCESS OF $4,000 shall be paid (a) in full by making a cash payment of twenty (20%) percent of such claims on the Effective Date, followed by equal quarterly deferred cash payments, with interest at eight (8%) percent per annum in accordance with Section 1129(a)(9) of the Bankruptcy Code, which payments shall aggregate an amount equal to the value, as of the Effective Date, of the allowed amount of such claims; or upon any other terms more favorable to the Debtor as may be agreed to with any holder of such claims.

     IMPAIRMENT:  Class 1D is impaired under the Plan

     CLASS 2:
     --------
     DATAPOINT CORPORATION has settled its claim against the Debtor pursuant to Stipulation and Bankruptcy Court Order and is not a creditor for voting purposes.

     CLASS 3:
     --------
     UNSECURED CLAIMS IN AN AMOUNT OF $1,000 OR LESS shall be paid in full by a cash payment on the Effective Date.

     IMPAIRMENT: Class 3 is not impaired under the Plan

     CLASS 4:
     --------
     A cash payment of twenty-seven (27%) percent of UNSECURED CLAIMS IN EXCESS OF $1,000 shall be made on the Effective Date and an additional four (4%) percent of said claims shall be made within sixty (60) days after Closing for a total payment of thirty-one (31%) percent of UNSECURED CLAIMS IN EXCESS OF $1,000, in full and final satisfaction, settlement, release and discharge of such claims.

     IMPAIRMENT:  Class 4 is impaired under the Plan.

     CLASS 5:
     ---------

     The Holders of interests of the shares of the Debtor's common stock shall retain their common stock and shall receive no distribution under the Plan on account of such interests, but their holdings will be diluted from 100% to approximately

30% by the issuance of 2,489,212 new shares of the Debtor's common stock.

     IMPAIRMENT:  Class 5 is impaired under the Plan.

                                Article 4
                               -----------
                     MEANS FOR EXECUTION OF THE PLAN
                     --------------------------------

     The Debtor shall continue in possession of all its property and shall implement the Plan by continuing to bill its customer lease base, by purchasing the assets of Antaeus, and by continuing the present operations of Antaeus.

     The Debtor shall increase the number of its authorized shares of common stock to 7 million and shall purchase the assets of Anteus in exchange for 2,489,212 newly issued shares (the "Transaction"). At the conclusion of the Transaction, Anteus will own 70% of the Debtor's outstanding shares of common stock.

     The Transaction shall be consummated in accordance with Delaware Corporation Law, Delaware Code Title 8, Section 303.

     Pursuant to Section 1123(a)(b) of the Bankruptcy Code, the Debtor shall not issue non-voting equity securities.

                                  Article 5
                                  ---------

                              EXECUTORY CONTRACTS
                              -------------------

     The Sublease commencing July 1, 1981 with Tymnet, Inc. as sublessor for the premises presently occupied by the Debtor at 50 Washington Street, Norwalk, Connecticut shall be assumed by the Debtor. There are no defaults thereunder.

     All other executory contracts not specifically assumed or rejected prior hereto are hereby rejected.
Dated as of the 22nd day of November, 1983.

                                            DATA DIMENSIONS, INC.


                                            By /s/ Lester M. Gottlieb
                                               ----------------------
                                               Lester M. Gottlieb
                                               Its President

                                    EXHIBIT C
                                    ---------

                                    EXHIBIT C
                                   -----------

                        UNITED STATES BANKRUPTCY COURT

                           DISTRICT OF CONNECTICUT


------------------------------------
                                   )
In re:                             )
     DATA DIMENSIONS, INC., a/k/a  )  Case No. 5-81-01236
     DDEC OF TEXAS, INC.,          )  Chapter 11
                                   )
                    DEBTOR         )
-----------------------------------

                      CONSOLIDATED AMENDED DISCLOSURE STATEMENT
                       WITH CHANGES PURSUANT TO COURT HEARING
                               NOVEMBER 22, 1983

                                  ARTICLE I
                                  ----------
                                   GENERAL
                                   --------

     On November 19, 1981, Data Dimensions, Inc., the above named debtor and debtor in possession ("Debtor"), a Delaware corporation, filed its voluntary petition for reorganization ("Petition") under Chapter 11 of Title 11 of the United States Code ("Bankruptcy Code") with the United States Bankruptcy Court for the District of Connecticut, Bridgeport Division ("Bankruptcy Court").

                         UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF CONNECTICUT


-----------------------------------
                                   )
In re:                             )
                                   )
     DATA DIMENSIONS, INC., a/k/a  )    Case No. 5-81-01236
     DDEC OF TEXAS, INC.,          )    Chapter 11
                                   )
                    Debtor         )
                                   )
-----------------------------------


                    CONSOLIDATED AMENDE DISCLOSURE STATEMENT
                     WITH CHANGES PURSUANT TO COURT HEARING
                                NOVEMBER 22, 1983


                                    ARTICLE I

                                     GENERAL

     On November 19, 1981, Data Dimensions, Inc., the above named debtor and debtor in possession ("Debtor"), a Delaware corporation, filed its voluntary petition for reorganization ("Petition") under Chapter 11 of Title 11 of the united States Code ("Bankruptcy Code") with the United States Bankruptcy Court for the District of Connecticut, Bridgeport Division ("Bankruptcy Court").

     By Order dated January 22, 1982, the Bankruptcy Court appointed the following claimants as the committee of creditors holding unsecured claims ("Creditors' Committee"):

     Alanthus Data Communications Corporation
     6011 Executive Boulevard, Suite 300
     Rockville, Maryland 20852

     Texas Instruments                  Consolidated Computer Corp.
     P. O. Box 1444, MS 7821            c/o Mark N. Bloom, Esq.
     Houston, TX 77001                  Dorfman & Bloom
                                        380 Lexington Avenue
     Digital Equipment
     P. O. Box 1685                     Robustelli Travel Service
     Boston, MA 02105                   30 Spring Street
                                        Stamford, CT 06902
     National Computer
     Communications Corp.               Durango
     260 West Avenue, Box 602           3003 N. First Street
     Stamford, CT 06904                 San Jose, CA 95134

     General Data Comm.                 Communications Corp.
     P. O. Box 8068-1236                One Communications Plaza
     Philidelphia, PA 19177             Stamford, CT 06902

     Centronics
     Sales & Services Corp.
     P. O. Box 3234
     Boston, MA 02241

          Andrew M. Dipietro, Jr. a member of the firm of DiPietro, Kantrovitz & Brownstein, 900 Chapel Street, New Haven, CT 06505 serves as counsel to the Creditors' Committee.

     Pursuant to Section 1125(b) of the Bankruptcy Code, the Debtor transmits this Consolidated Amended Disclosure Statement ("Disclosure Statement"), approved by the Court on November 22,

1983, to all known holders of claims against and interests in the Debtor's estate in order to provide adequate information to enable such holders to make an informed judgment about the merits of the Consolidated Amended Plan of Reorganization ("Plan"), filed by the Debtor with the Bankruptcy Court on November 22, 1983.

     Accompanying this Statement are copies of the following documents:

     1.   The Plan;

     2.   Court Order and Notice dated November 23, 1983 fixing the time for

          (a)  Filing acceptances or refections of the Plan

          (b) The hearing to consider confirmation of the Plan ("Confirmation Hearing") and

          (c)  Filing objections to confirmation of the Plan;

and

     3.   The Ballot for the acceptance or rejection of the Plan.

     NO REPRESENTATIONS CONCERNING THE DEBTOR, ITS FUTURE BUSINESS OPERATIONS OR THE VALUE OF ITS PROPERTY HAVE BEEN AUTHORIZED BY THE DEBTOR OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. NO SUCH REPRESENTATION WHICH IS OTHER

THAN OR INCONSISTENT WITH THE INFORMATION CONTAINED HEREIN AND IN THE PLAN SHOULD BE RELIED UPON BY ANY CREDITOR OR HOLDER OF AN INTEREST IN DETERMINING THE MERITS OF THE PLAN. THIS DISCLOSURE STATEMENT CONTAINS FINANCIAL INFORMATION THROUGH DECEMBER 31, 1982 WHICH HAS BEEN SUBJECT TO A CERTIFIED AUDIT BY ARTHUR ANDERSEN & CO., INDEPENDENT PUBLIC ACCOUNTANTS.

     The Bankruptcy Court has scheduled a Confirmation Hearing for December 15, 1983 at 11:30 o'clock a.m.

     Holders of claims and interests entitled to vote on the Plan may do so by completing and mailing the Ballot, which must be received no later than December 14, 1983, to Mr. Victor F. Donnelly, Data Dimensions, Inc.,
50 Washington Street, Norwalk, Connecticut 06854.

     In order for the Plan to be confirmed by the Bankruptcy Court, the Plan must be accepted by the holders of Class 4 claims and by the holders of Class 5 interests. Acceptance of the Plan by Class 4 can only be effected if the Plan is accepted by creditors holding at least 2/3 in amount and more than 1/2 in number of the allowed claims of Class 4 that have actually voted to accept or reject the Plan. Acceptance of the Plan by Class 5 can only be effected if the Plan is accepted by shareholders holding at least 2/3 in amount of the outstanding shares that have actually voted to accept or reject the Plan.

     In the event the requisite acceptances are not obtained, the Plan may nevertheless be confirmed if the Bankruptcy Court finds that the Plan accords fair and equitable treatment to the class rejecting it.

                                   ARTICLE II

                                   BACKGROUND

     A.   HISTORY

     The Debtor was incorporated in the States of Delaware in 1968 and became a publicly held company in 1969. Prior to the filing of the Petition, the Debtor maintained nine branch offices located throughout the country for selling and leasing computer terminals and systems to a nationwide client base.

     From 1969, revenues showed a growth pattern and in 1978 reached a peak of $12,696,100. The Debtor subsequently suffered a decline in sales and increased costs. Its inability to meet its expenses and to obtain new financing led to the filing of the Petition in November of 1981. The Debtor's quarterly report to the Security and Exchange Commission for the three months ended September 30, 1981 indicated that it had a severely restricted cash flow and that it was highly illiquid at that time.

     In 1980, the Debtor discontinued the operations of its wholly owned data processing subsidiary, Ledgermatic, Inc., which is not in bankruptcy.

     B. ADMINISTRATIVE PERIOD

     Subsequent to the filing of the Petition, the Debtor continued to operate its business and manage its property in accordance with the provisions of the Bankruptcy Code.
     Management closed branch offices and reduced home office personnel to a small nucleus necessary to administer the monthly billing and to perform credit and collection activities, in addition to other requirements of administering the estate.
     The closing of branch offices included the rejection of certain leases having no value to the estate and the assumption and assignment of one leasehold interest, with the approval of the Bankruptcy Court.
     In addition, the Debtor liquidated personal property, mostly items used in its various offices, through private sale duly noticed with the Court.
     Because of reduced personnel, the Debtor entered into an agreement with National Computer Communications Corp. (NCC) for management of the Debtor's lease base. The agreement was approved by the Creditors' Committee and received Court approval by Order dated April 26, 1982. The contract was fully performed pursuant to its terms for one year beginning March 1, 1982. The Debtor resumed the management of the reduced lease base immediately thereafter.
     By Order of the Court dated November 9, 1982, and with the approval of the Creditors' Committee, litigation in state court resulting from arbitration proceedings begun in 1980, was settled by Stipulation with Bisceglia Brothers, Inc.
     By Order of the Court dated June 21, 1983, and with the approval of the Creditors' Committee, Datapoint Corporation's Bankruptcy Court suit against the Debtor alleging a secured claim was settled by Stipulation.
     Through sale of assets, accumulation of income, and investment of cash, the Debtor increased its available cash from $122.2 thousand in December of 1981 to $666.3 thousand in September, 1983 (after payment to the Class 2 creditor, Datapoint Corporation).
     On August 27, 1982, the Debtor announced that it had reached an agreement in principle with ICS Group, Inc. ("ICS") of Torrance, California, a privately held data processing services company, for the merger of ICS into the Debtor.

Pursuant to negotiations with ICS, the proposed transaction was restructured to provide for the Debtor to purchase the business and all of the assets of ICS for 80% of the outstanding capital stock of the Debtor and for the present stockholders to retain a 20% ownership interest after confirmation of a plan.
     Negotiations directed toward concluding a definitive agreement with ICS were undertaken but could not be consummated. The closing of the proposed transaction was subject to a number of conditions, including the preparation and execution of a mutually satisfactory purchase agreement, the approval of the stockholders and Board of Directors of ICS, and the resolution of litigation with Datapoint Corporation.
     On June 24, 1983, however, after having undergone a series of operational, management and ownership changes, ICS sold its personnel (software) services division, which was the Debtor's primary interest, to a newly formed company, Antaeus Personnel Services Corporation ("Antaeus"). Antaeus continued the personnel services operations of ICS under the fictitious name of ICS Software Services, and the Debtor began negotiations with Antaeus.

                                  ARTICLE III

                                    THE PLAN


     A. DEFINITIONS

        1. "Claim" is defined to mean claim as finally allowed by the Bankruptcy Court.
        2. "Effective Date" is defined to mean within ten days of the date when the order confirming the Plan becomes final and non-appealable.
        3. "Reorganized Debtor" is defined to mean Data Dimensions, Inc. subsequent to the consummation of the purchase-sale agreement described below in Section B of this article.

     B. BASIS OF PLAN: PURCHASE-SALE AGREEMENT

     The authorized capital stock of the Debtor consists of three million shares of common stock, having a par value of $.10 each, of which 1,046,164 shares are issued and outstanding. All of the issued shares are validly issued, fully paid and nonassessable, and all security regulations have been complied with. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the corporation to issue or to transfer from treasury any additional shares of its capital stock except as provided herein.
     In October, 1983, an agreement ("Agreement") was reached among (1) the Debtor, (2) Antaeus, and (3) Antaeus's parent, Antaeus Management Corporation ("AMC").1/

     Under the terms of the Agreement, the Debtor will increase the number of its authorized shares of common stock to seven million. The Debtor will purchase the assets of Antaeus in return for 2,489,212 newly issued shares of the Debtor's common stock, the closing of such sale ("Closing") to be held within 60 days of the Effective Date. Upon the Closing, Antaeus will own approximately 70% of the Debtor's outstanding shares of common stock. This transaction will be effected pursuant to and in accordance with Delaware Corporation Law, Title 8, Section 303 of the Delaware Code. A copy of the Delaware Code, Title 8, Section 303 is attached hereto as Exhibit X.
     The ongoing business of Antaeus, as described below in Article IV, will be continued by the Reorganized Debtor.
     The Agreement further provides that the Reorganized Debtor will enter into a two-year contract with AMC for the services


 ____________
 1/ Antaeus is a wholly owned subsidiary of AMC.

of Mr. John E. Flood, Jr. and Mr. William R. Brown to manage the Reorganized Debtor at a combined compensation level of $300,000.00 per year. Corporate headquarters will be relocated from Norwalk, Connecticut to Torrance (Los Angeles area), California.2/

     The assets of Antaeus consist of accounts receivable, service contracts, good will and client lists. The Balance Sheet for September 30, 1983 and the Operating Statement for the period June 26, 1983 through September 30, 1983 for Antaeus are attached hereto as Exhibits C and D respectively.

     C.   CLASSIFICATION AND TREATMENT OF CLAIMS

     The Plan is based upon the Debtor's analysis and determination that the holders of claims in Class 4 and the holders of interests in Class 5 will receive or retain under the Plan, on account of such claims and interests, value, as of the Effective Date, that is more than the amount such holders would receive if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code.


--------------------
2/ Resumes of Messrs. Brown and Flood are attached hereto as Exhibits A and B respectively.

     There are no secured claims against the Debtor.

     CLASS 1 (ADMINISTRATIVE CLAIMS, PRIORITY WAGE CLAIMS AND PRIORITY TAX
CLAIMS)

     The claims in Class 1 include:

     CLASS 1A: ADMINISTRATIVE CLAIMS, including attorneys' and accountants' fees, allowable under Section 503(b) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code.

     CLASS 1B: PRIORITY WAGE CLAIMS entitled to priority under 507(a)(3) of the Bankruptcy Code.

     CLASS 1C: PRIORITY TAX CLAIMS UNDER $4,000 of state and local governments which are entitled to priority under Section 507(a)(6) of the Bankruptcy code.

     CLASS 1D: PRIORITY TAX CLAIMS OVER $4,000 of state and local governments which are entitled to priority under Section 507(a)(6) of the Bankruptcy Code.

     ADMINISTRATIVE CLAIMS are estimated at $226,300 and consist of

     Attorneys' fees 3/

--------------------
3/ Subject to approval by the Bankruptcy Court upon application, notice and hearing.

          Debtor's general counsel
          (includes a prepetition
          retainer of $20,000)               $120,000

          Counsel to Creditors'
          Committee                          $ 20,000

          Special Securities Counsel         $ 27,400

     Accountants' fees 4/                    $ 20,900

     Other administrative expenses and
     accruals including sales and personal
     property taxes payable                  $ 37,700

     PRIORITY WAGE CLAIMS consist of the claims of employees for wages, salaries, or commissions earned by an individual within 90 days before the date of the filing of the Petition only to the extent of $2,000 for each such employee. Priority Wage Claims total approximately $20,700.

     PRIORITY TAX CLAIMS total approximately $345,537 and are divided as follows:

          (a)  Claims of $4,000 and under, totalling approximately $79,700;

          (b)  Claims in excess of $4,000 totalling approximately $274,737.


--------------------
4/ Subject to approval by the Bankruptcy Court upon application, notice and hearing.

     All ADMINISTRATIVE CLAIMS and PRIORITY WAGE CLAIMS shall be paid: (a) in full upon the later of (i) the Effective Date, (ii) the date when an order of the Bankruptcy Court allowing any such claim is final and non-appealable, or
(iii) when any such claim would be due in the ordinary course of business; or
(b) upon such terms as may be agreed upon between any such holder of an ADMINISTRATIVE CLAIM or PRIORITY WAGE CLAIM and the Debtor.

     PRIORITY TAX CLAIMS of $4,000 and under shall be paid in full by a cash payment on the Effective Date.

     D. PRIORITY TAX CLAIMS IN EXCESS OF $4,000 shall be paid (a) in fully by making a cash payment of twenty (20%) percent of such claims on the Effective Date,followed bye qual quarterly deferred cash payments,with interest, in accordance with Section 1129(a)(9) of the Bankruptcy Code, which payments shall aggregate an amount equal to the value as of the Effective Date, of the allowed amount of such claims; or (b) upon any other terms more favorable to the Debtor as may be agreed to with any holder of such Claims. Classes 1A, 1B, and 1C are not impaired under the Plan. Class 1D is impaired under the Plan.

     CLASS 2 (DATAPOINT CORPORATION)

     Class 2 consists of Datapoint Corporation, which filed suit in the Bankruptcy Court alleging a secured claim. By Order of the Court dated June 21, 1983, a Stipulation of Settlement among the parties, consented to by the Creditors' Committee, was approved wherein it was agreed that the claim of Datapoint is not substantially similar to those of the general unsecured creditors and is therefore in a separate class of claims consisting only of itself;and wherein it was further agreed that Datapoint Corporation shall not be treated as a creditor for the purpose of voting.

     Accordingly, acceptance of the Plan by the holder of the Class 2 claim is not required.

     CLASS 3 (UNSECURED CLAIMS OF $1,000 OR LESS)

     Class 3 consists of all general, unsecured claims of $1,000 or less and was established for administrative convenience in accordance with Section 1122(b) of the Bankruptcy Code. Class 3 claims total approximately $25,408 and shall be paid in full by a cash payment on the Effective Date.

     Class 3 is not impaired under the Plan, and acceptance of the Plan by holders of Class 3 claims is not required.

     CLASS 4 (UNSECURED CLAIMS IN EXCESS OF $1,000)

     Class 4 consists of all general, unsecured claims in excess of $1,000 and total approximately $692,000.

     A cash payment of twenty-seven (27%) percent of Class 4 claims shall be made on the Effective Date, with an additional four (4%) percent to be made within sixty (60) days after Closing, for a total payment of thirty-one (31%) percent of Class 4 claims, in full and final satisfaction, settlement, release and is charge of such claims.

     Class 4 is impaired under the Plan, and the acceptance of the Plan by holders of Class 4 claims is required.

     CLASS 5 (SHAREHOLDERS)

     Class 5 consists of the interests of the holders of the Debtor's shares of common stock. The holders of such interests shall retain their common stock, but their holdings will be diluted from 100% to approximately 30% by the issuance of 2,489,212 shares of the Debtor's common stock to Antaeus upon Closing.

     On October 12, 1983, there were 1,048,164 shares of the Debtor's common stock, par value $0.10 per share, issued and outstanding. The number of holders of record of the Debtor's common stock as of October 12, 1983 was approximately 800.

Class 5 is impaired under the Plan because the ownership interest in the Debtor is being diluted, and therefore acceptance of the Plan by holders of Class 5 is required.

                                   ARTICLE IV

                                EXECUTION OF PLAN

     The Plan is based upon (1) the retention by the Debtor of all of its property after the foregoing distributions; (2) the continuation of the present lease billing operation;5/ (3) the purchase of assets from Antaeus as described in Article III, Section B; and (4) the continuation and expansion of the present operations of Antaeus which is described as follows:

     Antaeus is presently in the business of providing computer systems professionals on a contract basis and, through a licensed California agency, permanent placement of computer professionals ("Software Services Business").



--------------------
5/ For a number of years, the Debtor placed equipment on lease to a diversified customer base through a nationwide sales force. While new sales and leases were generally discontinued after the filing of the Petition, prior placements continue to be billed. At October 1, 1983, the monthly gross billing amounted to $14,000 and is expected to decline.

     The Software Services Business is based upon the necessity of computer systems development and maintenance within the data processing operations of most companies. In many cases, staffing cannot keep pace with demand and turnover, causing costly shortages of trained staff, slipped schedules, reduced quality, and negative impacts on the company's profitability because of higher than anticipated costs and missed schedules. In addition, special assignment projects may create short-term needs for certain levels of expertise and experience not commonly required and on staff. The Software Services Business provides companies with the ability to contract for these outside resources as a cost-effective complement to traditional staffing approaches.

     Antaeus presently maintains a data base of qualified people willing to undertake temporary assignments. The facility is available to select by programming language, computer operating system, application, type of computer, and sub-specialties available in communications systems, data base management, and computer utility programs.

     Since the purchase of the ICS Personnel Services business on June 24, 1983, Antaeus has increased the number of contractors from 25 to 48. They are presently billing at a level of over $300,000 per month.

                                    ARTICLE V
                               EXECUTORY CONTRACTS

     The Debtor presently occupies office space at 50 Washington Street, Norwalk, Connecticut under a Sublease with Tymnet, Inc. as sublessor for a term of 33 months commencing July 1, 1981 and ending February 28, 1984 ("Sublease"). The Plan provides that the Debtor will assume the Sublease. The Debtor has remained current in its payments under the Sublease throughout the administrative period.

                                   ARTICLE VI
                              FINANCIAL INFORMATION

     A.   SECURITY AND EXCHANGE COMMISSION REPORTS

     A copy of the Annual Report (Form 10-K) filed with the Securities and Exchange Commission for the fiscal year ended December 31, 1982, and copies of the Quarterly Reports (forms 10-Q) filed with the securities and Exchange Commission for the quarters ended June 30, 1983 and September 30, 1983 are on file with the Bankruptcy Court and are available for inspection. As indicated on page F-1 of the Annual Report, certain information contained therein has been subject to a certified audit by Arthur Anderson & Co.

     B.   STRUCTURE OF PLAN ON EFFECTIVE DATE

     The Plan assumes that certain assets, including approximately $71,413 in cash will remain with the Debtor to finance the Plan.

     A schedule summarizing the financial structure of the Plan on the Effective Date is set forth as follows:

     Class 1                                 $361,347
     Class 2                                 (previously paid)
     Class 3                                 $ 25,400
     Class 4                                 $186,840
     Class 5                                    -0-
     Cash for Working Capital                $ 71,413
                                             --------
     TOTAL CASH AVAILABLE                    $645,000
                                             ********

     C.   LIQUIDATION ANALYSIS

     Exhibit G attached hereto is a statement prepared by the Debtor setting forth the Debtor's estimated liquidation value of its assets and distribution to creditors, assuming a liquidation as of November 1, 1983. Such statement reflects a distribution to general unsecured creditors upon liquidation of the assets of the Debtor's estate of only up to fourteen and one-half (14.5%) percent of their claims PRIOR TO PAYMENT OF COSTS AND EXPENSES IN THE LIQUIDATION PROCEEDINGS. Such distribution to unsecured creditors could be reduced further by a potentially lengthy time period to complete the liquidation and the failure to realize estimated liquidation values of the Debtor's non-cash assets.

     A detailed schedule of cash and cash equivalents in the estate at September 30, 1983 is attached hereto as Exhibit H.

     D. INSIDER CLAIMS

     Lester M. Gottlieb, President of the Debtor and Chairman of the Board of Directors, has a priority wage claim of $2,000 and a general unsecured claim for wages and expenses of $24,343.15. Victor F. Donnelly, Treasurer of the Debtor, has a priority wage claim of $153.85 and a general unsecured claim of $75.54 for expenses. Patricia E. Mitchell, Assistant Secretary of the Debtor, has a priority wage claim of $1,155.00

     Lester M. Gottlieb of the beneficial owner of 157,359 shares of the Debtor's common stock; his wife Sarah Gottlieb is the beneficial owner of 25,000 shares of the debtor's common stock and holds 4,000 shares as custodian for three Gottlieb children.

     Ernest B. Dale, a Director of the Debtor, is the beneficial owner of 2,500 shares of the Debtor's common stock, 1750 of such shares being held jointly by his wife Heddy Dale. Mr. Dale has received no compensation for services as Director during the course of the bankruptcy proceedings.

     Patricia E. Mitchell, Assistant Secretary of the Debtor, is the beneficial owner of 1484 shares of the Debtor's common stock.

                                   ARTICLE VII

                                   MANAGEMENT

     Management and control of the Reorganized Debtor will be assumed by John E. Flood, Jr. and William R. Brown pursuant to the Agreement as set forth herein in
Article III, Section B. Lester B. Gottlieb, Victor F. Donnelly, and Patricia E. Mitchell, the President, Treasurer, and Assistant Secretary of the Debtor, respectively, will provide transitional services at their present rates of compensation for a period of no more than one year after closing. Mr. Gottlieb is presently compensated at $40,000 per annum, Mr. Donnelly at $27,500 per annum, and Ms. Mitchell at $31,900 per annum. No other insider as defined by 11 U.S.C. Section 101(25) (B), will be retained by the Reorganized Debtor.
Dated as of the 22nd day of November, 1983.

                                        DATA DIMENSIONS, INC.

                                        By /s/ Lester M. Gottlieb
                                          ----------------------------
                                          Lester M. Gottlieb
                                          Its President

                                    Resume of
                                WILLIAM R. BROWN

Born in Tivoli, New York in 1929, William R. Brown holds the Bachelor of Science degree in Commerce from Rider College, and he is a graduate of the Executive School at Santa Clara University.

He is President of Antaeus Personnel Services Corporation and has 25 years of experience in group management, corporate development and planning, finance, marketing and personnel services.

Prior to joining Antaeus Personnel Services Corporation, Mr. Brown held positions as:

     -    President and General Manager, Special Businesses
          Division, Xerox Corporation, El Segundo, CA.

     -    Director, Corporate Planning, Xerox.

     -    Director, Business Development, Xerox.

     -    Corporate Manager, Pricing and Financial Analysis, Xerox.

     -    Director of Marketing Practices, Data Processing
          Division, IBM.

     -    Manager of Budgets, Data Processing Division, IBM.

     -    Regional Controller, IBM.


                                    EXHIBIT A

                                    Resume of
                               JOHN E. FLOOD, JR.

Born in Sanford, Maine, in 1929, John E. Flood, Jr. is a graduate of the Harvard Business School (MBA) and a graduate of the University of North Carolina - Chapel Hill (BA).

He is Chairman of the Board of Antaeus Personnel Services Corporation and has 26 years of business experience in general management, marketing management, finance and planning.

Prior to joining Antaeus Personnel Services Corporation, Mr. Flood held positions as:

     -    Chairman of the Board and Chief Executive Officer of
          Ticor Title Insurance.

     -    Chairman of the Board and Chief Executive of Title
          Insurance and Trust Company (now operating as Trust
          Services of America).

     -    Founder Chairman of Ticor Home Protection Company.

     -    Group Vice President of Chelsea Industries.

     -    General Manager, Files Department of Mobil Chemical
          Company.

     -    Marketing Consultant with Litton Industries.

     -    Project Officer at the Bureau of Aeronautics, United
          States Navy.


                                    EXHIBIT B

                    ANTAEUS PERSONNEL SERVICES CORPORATION

                                 BALANCE SHEET

                        September 30, 1983 (UNAUDITED)

                                    ASSETS
                                    ------
Current Assets

      Cash                                                            $  6,016

      Accounts Receivable - Trade                                      240,947

      Accounts Receivable - Other                                        9,900

      Prepaid Expenses                                                   2,751
                                                                      --------
                    Total Current Assets                              $259,614

                                                                      --------
      Fixed Assets                                                    $ 15,325

      Organization Costs                                                   544

      Note Receivable                                                   45,000
                                                                      --------
                    Total Assets                                      $320,483
                                                                      --------
                     LIABILITIES AND SHAREHOLDERS' EQUITY
                     ------------------------------------
Current Liabilities

       Accounts Payable                                               $127,346

       Accrued Expense                                                     600

       Note Payable                                                     35,000
                                                                      --------
                      Total Current Liabilities                       $162,946
                                                                      --------
       Capital Stock                                                  $155,820

       Retained Earnings                                                 1,717
                                                                      --------
                      Total Liabilities and Shareholders' Equity      $320,483
                                                                      --------
                                                                      --------


                                  EXHIBIT C

                    ANTAEUS PERSONNEL SERVICES CORPORATION

                              OPERATING STATEMENT

                   June 26, 1983 through September 30, 1983

Revenues                                                              $749,667
--------                                                              --------

Expenses
--------

       Contractors                       $540,326

       Rent                                12,710

       Outside Service                     20,485

       Payroll                             90,874

       Management Fees                     63,035

       Insurance                           10,556

       Travel and Entertainment             4,440

       Advertising                          5,544
                                         --------
                      Total Expenses                                  $747,970
                                                                      --------
                                                                      --------

       Net Profit                                                     $  1,717
                                                                      --------


                                  EXHIBIT D

                             Assume Liquidation*
                 (Excluding Costs and Expenses of Liquidation)
                              At January 1, 1984

Cash Available.........................                                $645,000


Add proceeds for:
   Sale of lease base and
     accounts receivable...............     $ 30,000

   Sale of Ledgermatic.................       25,000

   Sale of Inventory and furniture.....        5,000                     60,000
                                            --------                   --------
      Subtotal.........................                                 705,000

Deduct Payments:

   Adminstrative Claims:

     Debtor's General Counsel..........     120,000

     Counsel to Creditors Committee....      20,000

     Special Securities Counsel........      27,400

     Accountants Fees..................      20,900

     Sales and Personal Property Taxes,
       and other Accrued Liabilities...       37,700    $226,000
                                             -------

   Priority Employees..................                   20,669

   Taxes...............................                  354,437
                                                        --------
                                                                        601,106
                                                                       --------


Available for General Unsecured
   Creditors (Prior to payment of
   the costs and expenses of liq-
   uidation).........................                                  $103,894
                                                                       --------
                                                                       --------

Amount due General Unsecured
   Creditors.........................                                  $717,800
                                                                       --------
                                                                       --------
   Payout Rate.......................                                    14.5%*
                                                                       --------
                                                                       --------

*The Debtor is contesting approximately 15 tax claims. Should the Debtor prevail in all cases, the payment rate would be increased to 22%.

                                  Exhibit G

Plan of Reorganization


                               Schedule of Cash
                              SEPTEMBER 30, 1983

                                  Principal                    Interest
Checking Accounts                 Amount                       Receivable
-----------------                 ---------                    -----------
Citytrust                         $  3,894                     $     --
961 Main Street
Bridgeport, CT 06601
Act. #807-459-3

Citibank, N.A.                       1,123                           --
111 Wall Street
New York, NY 10043
Act. #739-30724384-28

Union Trust Company                  1,700                           --
Old Greenwich Office
Old Greenwich, CT 06870
Act. #1-290-283

Money Market Accounts
---------------------

Citytrust                           48,413                           113
961 Main Street
Bridgeport, CT 06601
Act. #923-263-5

Union Savings Bank                 101,699                           --
P.O. Box 647
Danbury, CT 06810
Act. #00670003489

Merchants Bank                      67,833                           --
P.O. Box 760
Norwalk, CT 06882

South Norwalk Savings               88,516                           --
50 North Main Street
South Norwalk, CT 06856
Act. #00630005236

Union Trust Company                101.499                           --
Box 6000
Norwalk, CT 06852
Act. #3-207-408

                                Exhibit H Page 1

                                   Principal                        Interest
                                   Amount                           Receivable
                                   ---------                        ----------
Citytrust                          $ 50,000                         $    307
961 Main Street
Bridgeport, CT 06601
(Commercial Paper)
Act. #83EL34

Guardian Savings & Loan             100,000                              599
3951 San Felipe
Houston, TX 77027
(Jumbo Certificate)
Act. #17-450908-9

State Savings & Loan                100,000                              660
222 No. El Dorado Street
P.O. Drawer D
Stockton, CA 95201
Act. #90-528295-4
                           Total   $664,677                         $  1,679
                                   --------                         --------
                                   --------                         --------


                               EXHIBIT H, Page 2

                                    EXHIBIT D

                                        Filed with the United States
                                        Bankruptcy Court, District of
                                        Connecticut, Bridgeport Division,
                                        December 19, 1983

                                    EXHIBIT D

                         UNITED STATES BANKRUPTCY COURT

                             DISTRICT OF CONNECTICUT

In re:                                  )
                                        )
DATA DIMENSIONS, INC.                   )    Bankruptcy Case No.
a/k/a DDEC of Texas, Inc.,              )      5-81-01236
                                        )      Chapter 11
      Debtor                            )
----------------------------------------


                             CERTIFICATION OF VOTES

     The undersigned officer of the debtor hereby certifies that:

     1. 24 creditors in Class 4 holding a total of $493,530 in general unsecured claims voted in writing FOR the debtor's plan of reorganization.

     2. 0 creditors in Class 4 holding a total of $0 in general unsecured claims voted in writing AGAINST the debtor's plan of reorganization.

    *3.   97 shareholders in Class 5 holding a total of 476,042 shares of common stock in the debtor voted in writing FOR the debtor's plan of reorganization.

   **4.   1 shareholders in Class 5 holding a total of 100 shares of common stock in the debtor voted in writing AGAINST the debtor's plan of reorganization.

     5. Exhibit A attached hereto identifies the individual votes as received by the undersigned.

                                        DATA DIMENSIONS, INC.


                                        By
                                           ------------------------------------
                                           Victor F. Donnelly
                                           Its Treasurer

 * includes 161,343 shares of 3 insiders
** represents 7 accounts

                                STATE OF DELAWARE                        PAGE 1

                        OFFICE OF THE SECRETARY OF STATE

                        --------------------------------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "DATA DIMENSIONS, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF JUNE, A.D. 1978, AT 10 O'CLOCK A.M.


                              [SEAL]    /s/ Edward J. Freel

                                        ----------------------------------------
                                        EDWARD J. FREEL, SECRETARY OF STATE

0696915 8100                              AUTHENTICATION: 7609335
950184728                                           DATE: 08-15-95

                            CERTIFICATE OF AMENDMENT
                                       OF
                              DATA DIMENSIONS, INC.

FILED 10 AM
JUN 21 1978
(Illegible text)

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              DATA DIMENSIONS, INC.

                           --------------------------

                         Pursuant to Section 242 of the
                             General Corporation Law
                            of the State of Delaware

                           --------------------------


          We, LESTER M. GOTTLIEB and CHARLES F. CRAMES, respectively President and Secretary of Data Dimensions, Inc. ("Corporation"), a corporation organized and existing under the laws of the State of Delaware, do hereby certify as follows:

          1. The Certificate of Incorporation of the Corporation is hereby amended by deleting Articles FOURTH and SEVENTH in their entirety and substituting in lieu and in place thereof the following:

          "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is three million (3,000,000) and the par value of each of such shares is Ten Cents ($.10) amounting in the aggregate to Three Hundred Thousand Dollars ($300,000).

          SEVENTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders, it is further provided:

          (1) The property, affairs and business of the corporation shall be managed by its board of directors consisting of such number of directors as shall be specified in Article III, Section 1 of the by-laws of the corporation. The exact number of directors within the maximum and minimum limitations specified in such Article III, Section 1 shall be fixed from time to time by resolution of the board of directors. The directors shall be classified with respect to the time during which they shall severally hold office by dividing them into three classes, each class consisting of one-third of the number of directors constituting the whole board, as authorized by resolution of the board of directors, and all directors of the corporation shall hold office until their successors shall be elected and shall qualify. At the meeting of the stockholders of the corporation held for the election of the first such classified board, the directors of Class I shall be elected for a term of one year, the directors of Class II for a term of two years, and the directors of Class III for a term of three years. At each annual meeting of stockholders held thereafter, the successors to the class of directors whose terms shall expire that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year. In instances where the total number of directors constituting the whole board, as authorized by resolution of the board of directors, is a number other than an integral multiple of three, the number of directors to be elected to each class shall reasonably approximate the number which would have been elected to such class had the total number of directors constituting the whole board been an integral multiple of three, as determined by the board of directors. The directors shall have the power, from time to time and at any time, when the stockholders are not assembled at a meeting, to increase or decrease their own number, within the maximum and minimum limitations specified in Article III, Section 1 of the by-laws of the Corporation, by resolution of the board of directors. If the number of directors be increased, all of the additional directors may be elected and classified by a majority of directors in office at the time of the increase, or, if not so elected by the directors, they shall be elected and classified by plurality vote by the stockholders at such annual meeting. Directors need not be stockholders.

          (2) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized and empowered:

               (a) To make, alter, amend or repeal the by-laws.

               (b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

               (c) To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which is was created.

               (d) By a majority of the while board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

               (e) Without the assent or vote of the stockholders of the corporation to authorize and issue obligations of the corporation, secured or unsecured, to include therein such provisions as to redeemability, convertibility or otherwise, as the board of directors, in its sole discretion, may determine, and to authorize the mortgaging or pledging as security therefor of any property of the corporation, real or personal, including after-acquired property;

               (f) To establish bonus, profit sharing or other types of incentive or compensation plans for the employees (including officers and directors) of the corporation and to fix the amount of profits to be distributed or shared and to determine the persons to participate in any such plans and the amounts of their respective participation.

          In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the board of directors may exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the by-laws of the corporation.

          (3) (a) The affirmative vote of the holders of 66-2/3% of the shares of the Public Stock (as hereinafter defined) considered for the purposes of this Paragraph 3 as one class, shall be required for the adoption or authorization of any Business Combination (as hereinafter defined) with a Controlling Stockholder (as hereinafter defined).

               (b) For the purposes of this Article SEVENTH,

                    (i) The term "Controlling Stockholder" shall mean any person, firm or corporation which is the beneficial owner of 30% or more of the Voting Stock (as hereinafter defined), or which at any time has been the beneficial owner of 30% or more of the Voting Stock, or which together with any
(a) "affiliate" or "associate" (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1978); and/or (b) any person, firm or corporation with whom or which it has any agreement, arrangement or understanding, voting or disposing of stock of the corporation; and/or (c) the successors and assigns of such persons in any transaction or series of transactions not involving a public offering of the corporation's stock within the meaning of the Securities Act of 1933; is the beneficial owner of 30% or more of the Voting Stock, or which at any time has been the beneficial owner of 30% or more of the Voting Stock;

               (ii) a Controlling Stockholder shall be deemed to be the beneficial owner of any shares of stock of the corporation which is has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise;

               (iii) the outstanding shares of any class of stock of the corporation shall be deemed to include shares deemed owned through application of clause (ii) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options or otherwise;

               (iv) the term "Business Combination" shall mean a any merger or consolidation of the corporation with or into any other corporation, an exchange of shares of Voting Stock for securities or obligations of, another corporation, a sale or lease of all or substantially all of the property and assets of the corporation to any person, firm or corporation, or a sale or lease to the corporation or any subsidiary thereof of any assets having an aggregate fair market value of more than $2 million in exchange for securities of the corporation.

               (v) the term "Public Stock" shall mean the Voting Stock held by any person, firm or corporation other than a Controlling Stockholder; and

               (vi) the term "Voting Stock" shall mean the stock of the corporation entitled to vote on any business combination.

          (d) A majority of the directors shall have the power and duty to determine for the purposes of this Article SEVENTH, Paragraph 3, on the basis of information known to them whether (i) any person, firm or corporation is a Controlling Stockholder; and (ii) the assets being acquired by the corporation, or any subsidiary thereof, have an aggregate fair market value of less than $2 million.

     (4) (a) The affirmative vote of the holders of 66-2/3% of the shares of Public Stock, considered for the purposes of this Paragraph 4 as one class, shall be required for the amendment or repeal by the stockholders of that section of the by-laws of the corporation which fixes the number of directors constituting the whole board of directors. The foregoing provision shall not affect or impair the power of the board of directors to amend or repeal such by-law provision.

               (b) A majority of the directors shall
have the power and duty to determine for the purposes of this Article SEVENTH, Paragraph 4, on the basis of information known to them whether any person, firm or corporation is a Controlling Stockholder.

          (5) No amendment to the Certificate of Incorporation of the corporation shall change, repeal or make inoperative any of the provisions of this Article SEVENTH, Paragraphs 3 or 4, unless such amendment receives the affirmative vote of the holders of 66-2/3% of the shares of the Public Stock, considered for the purposes of this Paragraph 5 as one class.

          (6) Nothing contained in this Article SEVENTH shall be construed to relieve any person, firm or corporation from any fiduciary obligation imposed by law. The voting requirements of this Article SEVENTH shall be in addition to the voting requirements imposed by law or other provisions of this Certificate of Incorporation in favor of certain classes of stock."

          2. Such amendment of the Certificate of Incorporation of the Corporation has bene duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          3. The capital of the Corporation will not be reduced under or by reason of this amendment.

          IN WITNESS WHEREOF, we, Lester M. Gottlieb and Charles F. Crames, respectively President and Secretary of Data Dimensions, Inc., have signed this certificate and have caused the corporate seal of the Corporation to be hereunto affixed this 15th day of June, 1978.

                                             DATA DIMENSIONS, INC.


                                             By /s/ Lester M. Gottlieb
                                               ----------------------------
                                               Lester M. Gottlieb, President

ATTEST:

/s/ Charles F. Crames
----------------------------
Charles F. Crames, Secretary

[Corporate Seal]

STATE OF CONNECTICUT)
                    : ss.:
COUNTY OF FAIRFIELD)

          BE IT REMEMBERED that on June 15, 1978, before me, a Notary Public duly authorized by law to take acknowledgments of deeds, personally came LESTER
M. GOTTLIEB, President of Data Dimensions, Inc., who duly signed the foregoing instrument before me and acknowledged that such signing is his act and deed, that such instrument, as executed, is the act and deed of said corporation, and that the facts stated herein are true.

          GIVEN under my hand on June 15, 1978.

                                        /s/ illegible
                                        --------------------
                                        Notary Public
                                        Notary Public
                                        My commission expires on March 31, 1983.

                                STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE

                        --------------------------------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE
CERTIFICATE OF INCORPORATION OF "DATA DIMENSIONS, INC.", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF DECEMBER, A.D. 1968, AT 10 O'CLOCK A.M.


                              [SEAL]    /s/ Edward J. Freel
                                        ---------------------------------------
                                        Edward J. Freel, Secretary of State

0696915 8100                             AUTHENTICATION: 7609334
950184728                                          DATE: 08-15-95

                          CERTIFICATE OF INCORPORATION

                                       OF

                              DATA DIMENSIONS, INC.

                                  *  *  *  *  *

          FIRST. The name of the corporation is
                              DATA DIMENSIONS, INC.

          SECOND. The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD. The nature of the business or purposes to be conducted or promoted is:

          To establish, maintain, and furnish, services related to the collection, processing and maintenance of data, records, information, and communications of all kinds, and the development, installation, and operation, of procedures and equipment suitable or useful in connection therewith.

          To develop, manufacture, produce, assemble, fabricate, import, lease, purchase or otherwise acquire, invest in, own, hold, use, license the use of, install, operate, handle, maintain, service, repair, sell, pledge, mortgage, exchange, export, distribute, lease, assign, dispose of, and deal in and with, as principal or agent, at wholesale, retail, on commission or otherwise, computers, electronic systems, equipment, components, electrical and electro-mechanical apparatus, data processing equipment, cables, motors, dynamos, generating plants, meters, supplies, parts, appliances, tools, goods, wares, merchandise, commodities, articles of commerce, and property of every kind and description used or useful in connection therewith.

          To prepare, develop and establish computer programming libraries and manuals of operation and maintenance, and to instruct and train operating and maintenance crews for computers, electronic and electro-mechanical systems and equipment of every kind and description.

          To employ persons to write and to print or publish or cause to be printed or published any articles, magazines or books which the corporation may desire, and to sell, distribute and deal with any matter or print as the corporation may see fit.

          To engage in the business of an employment agency; and to establish, maintain, and operate systems, for the purpose of supplying professional, specialized, skilled and unskilled workers to perform services and labor for offices, businesses and industries on a temporary or permanent basis.

          To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

          To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

          To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

          To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

          To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the corporation's property and assets, or any interest therein, wherever situated.

          In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this certificate of incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

          The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.

     FOURTH. The total number of shares of stock which the corporation shall have authority to issue is one million five hundred thousand (1,500,000) and the par value of each of such shares is Ten Cents ($.10) amounting in the aggregate to One Hundred Fifty Thousand Dollars ($150,000.00).

     FIFTH.  The name and mailing address of each incorporator is as follows:

   NAME                                             MAILING ADDRESS
   ----                                             ---------------

B. J. Consono                                       100 West Tenth Street
                                                    Wilmington, Delaware

F. J. Obara, Jr.                                    100 West Tenth Street
                                                    Wilmington, Delaware

A. D. Grier                                         100 West Tenth Street
                                                    Wilmington, Delaware


     SIXTH.  The corporation is to have perpetual existence.

     SEVENTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

     To make, alter or repeal the by-laws of the corporation.

     To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

     To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

    By a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

    When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

     Without the assent or vote of the stockholders of the Corporation to authorize and issue obligations of the Corporation, secured or unsecured, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors, in its sole discretion, may determine, and to authorize the mortgaging or pledging as security therefor of any property of the Corporation, real or personal, including after-acquired property;

     To establish bonus, profit sharing or other types of incentive or compensation plans for the employees (including officers and directors) of the Corporation and to fix the amount of profits to be distributed or shared and to determine the persons to participate in any such plans and the amounts of their respective participation.

     EIGHTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     NINTH. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the

State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

     TENTH. The corporation shall indemnify its directors, officers, agents and employees to the extent permitted by the laws of the State of Delaware.

     ELEVENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 24th day of December, 1968.


                                            /s/ B. J. CONSONO
                                        -----------------------------------

                                            /s/ F. J. OBARA, JR.
                                        -----------------------------------

                                            /s/ A. D. GRIER
                                        -----------------------------------

STATE OF DELAWARE    )
                     )            ss:
COUNTY OF NEW CASTLE )

     BE IT REMEMBERED that on this 24th day of December, 1968, personally came before me, a Notary Public for the State of Delaware, B. J. Consono, F.
J. Obara, Jr. and A. D. Grier, all of the parties to the foregoing certificate of incorporation, known to me personally to be such, and severally acknowledged the said certificate to be the act and deed of the signers respectively and that the facts stated therein are true.

     GIVEN under my hand and seal of office the day and year aforesaid.


                                              /s/  G. DANA ATWELL
                                        ------------------------------------
                                                  Notary Public

                                                      [SEAL]